EXHIBIT 12

STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS (UNAUDITED)

	Year Ended December 31,					Six Months Ended June 30,
(dollars in thousands)	2012	2013	2014	2015	2016	2016	2017
Earnings:
Pretax income from continuing operations before adjustment for income or loss from equity investees(1)	$185,912	$102,245	$384,213	$636,117	$709,253	$378,232	$275,686
Fixed charges	359,947	460,918	485,762	498,253	536,607	271,708	237,689
Capitalized interest	(9,777)	(6,700)	(7,150)	(8,670)	(16,943)	(7,343)	(7,488)
Amortized premiums, discounts and capitalized expenses related to indebtedness	11,395	4,142	2,427	2,586	1,681	920	4,626
Noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges	2,415	6,770	(147)	(4,799)	(4,267)	924	(4,156)
Earnings	$549,892	$567,375	$865,105	$1,123,487	$1,226,331	$644,441	$506,357

Fixed charges:
Interest expense(1)	$361,565	$458,360	$481,039	$492,169	$521,345	$265,285	$234,827
Capitalized interest	9,777	6,700	7,150	8,670	16,943	7,343	7,488
Amortized premiums, discounts and capitalized expenses related to indebtedness	(11,395)	(4,142)	(2,427)	(2,586)	(1,681)	(920)	(4,626)
Fixed charges	$359,947	$460,918	$485,762	$498,253	$536,607	$271,708	$237,689

Consolidated ratio of earnings to fixed charges	1.53	1.23	1.78	2.25	2.29	2.37	2.13

Earnings:
Pretax income from continuing operations before adjustment for income or loss from equity investees(1)	$185,912	$102,245	$384,213	$636,117	$709,253	$378,232	$275,686
Fixed charges	359,947	460,918	485,762	498,253	536,607	271,708	237,689
Capitalized interest	(9,777)	(6,700)	(7,150)	(8,670)	(16,943)	(7,343)	(7,488)
Amortized premiums, discounts and capitalized expenses related to indebtedness	11,395	4,142	2,427	2,586	1,681	920	4,626
Noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges	2,415	6,770	(147)	(4,799)	(4,267)	924	(4,156)
Earnings	$549,892	$567,375	$865,105	$1,123,487	$1,226,331	$644,441	$506,357

Fixed charges:
Interest expense(1)	$361,565	$458,360	$481,039	$492,169	$521,345	$265,285	$234,827
Capitalized interest	9,777	6,700	7,150	8,670	16,943	7,343	7,488
Amortized premiums, discounts and capitalized expenses related to indebtedness	(11,395)	(4,142)	(2,427)	(2,586)	(1,681)	(920)	(4,626)
Fixed charges	359,947	460,918	485,762	498,253	536,607	271,708	237,689
Preferred stock dividends	69,129	66,336	65,408	65,406	65,406	32,703	26,059
Combined fixed charges and preferred stock dividends	$429,076	$527,254	$551,170	$563,659	$602,013	$304,411	$263,748

Consolidated ratio of earnings to combined fixed charges and preferred stock dividends	1.28	1.08	1.57	1.99	2.04	2.12	1.92

(1) We have reclassified the income and expenses attributable to the properties sold prior to or held for sale at January 1, 2014 to discontinued operations.